EXHIBIT A

Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                      Contact: Thomas A. Sacco
Suite # 402                                Telephone: 972-931-9237
Dallas, Texas 75248-1928            e-mail: sacco@hudsonsgrill.com


                 Hudson's Grill Announces Another
                    Franchise Sold in Michigan

Marquette to Become the Second Hudson's Grill Restaurant to Open in Michigan in 1998

Thursday, April 2, 1998

Dallas, TX -- Hudson's Grill of America, Inc., based in Dallas, Texas, announced today that a single unit Franchise Agreement for Marquette, Michigan was recently signed. The "late 50's and early 60's", Rock 'n' Roll, small town "Hard Rock Cafe" style, casual restaurant and bar operator and franchiser stated that this second franchise strengthens its presence in Michigan, and is a sign of the commitment Hudson's Grill has made to expanding its concept nationally into secondary and tertiary markets.

The single unit Franchise Agreement was signed with SHARFE, L.L.C., and Frank Stabile and Jim Stabile, as principals. Frank Stabile, is an extremely successful independent businessman in the Marquette, Michigan area. Frank is currently a franchisee of two national hotel chains, as well as, operating a very successful construction company in the Upper Peninsula of Michigan. Jim Stabile, Frank's nephew, will be the operator of the Hudson's Grill restaurant. Jim brings a very successful business and foodservice career with him to lead the opening and the ongoing development of Hudson's Grill in Marquette.

"Frank Stabile was very thorough in researching many casual style and family style restaurant franchises before settling on Hudson's Grill," stated Mr. Sacco, senior vice president of Hudson's Grill of America. "As a matter of fact," continued Mr. Sacco, "Frank and Jim have spent over 15 months looking at quite a few very good national franchise brands before deciding to become a Hudson's Grill franchisee." Mr. Frank Stabile commented that "Marquette will be an excellent market for a Hudson's Grill restaurant because the All-American, casual style restaurant and bar concept has a very successful track record in "middle America" markets like Marquette that are regional hubs complimented by tourism, retail, medical facilities, colleges and/or universities."

All restaurant expansion that Hudson's Grill has going on throughout the U.S. will utilize their new 4567 square foot, freestanding, prototype, restaurant design that the "BURGERS * SHAKES * ROCK n' ROLL" Americana "late 50's and early 60's" themed restaurant and bar concept currently has under construction in the following locales across the U.S.: Santa Clarita, CA., Dallas, TX., and Jackson, MI.

The Company also announced that construction on its Richardson (Dallas), Texas, Hudson's Grill, which had been delayed because of rain and because of the landlord's inability to obtain approval to move a fire hydrant needed to begin framing of the restaurant, had now begun. The restaurant is currently scheduled to open in the Summer. Hudson's Grill of Whittier, Inc., a subsidiary that operated the Westlake, California, Hudson's Grill, shut down operations at the Westlake location and turned the premises and furniture, non-proprietary fixtures and equipment over to the landlord on March 9, 1998. Also, the Guatemala City, Guatemala, Hudson's Grill was closed in February 1998 by the local franchisee because of insufficient sales.

On March 17, 1998, the Company's directors met and decided to hold the Company's annual meeting on May 22, 1998, and to set April 17, 1998, as the record date to determine the shareholders entitled to vote shares. The directors also decided to ask for a shareholder vote to ratify the transfer of assets to Hudson's Grill International, Inc., to recommend a vote to register the shares of Hudson's Grill International, and then to distribute the shares to the shareholders of the Company. At the present time, the Company's current directors have agreed to run again for another term.


    Hudson's Grills of America is celebrating its 13th year of operation, and the company is publicly traded over the counter under the NASDAQ symbol HDSG.